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                                  ADT LIMITED

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Exhibit No. 11.1

Computation of (Loss) Earnings per Common Share

Three months ended March 31                                                             1996             1995
                                                                                          $m               $m

Net (loss) income                                                                     (379.1)            27.1
Dividends on convertible redeemable preference shares                                   (0.1)            (0.1)
                                                                                 -----------      -----------
Adjusted net (loss) income available to common shareholders -
   primary and fully diluted earnings per common share                                (379.2)            27.0
                                                                                 ===========      ===========

Three months ended March 31                                                             1996             1995
                                                                                      Number           Number

Weighted average number of common shares in issue                                128,805,641      127,886,196
Weighted average number of common stock
   equivalents in issue resulting from:
   - Executive share option schemes                                                        -        1,867,622
   - Non-voting exchangeable shares                                                        -            2,909
                                                                                 -----------      -----------
Weighted average number of common shares in issue as used
   in the computation of primary (loss) earnings per common share                128,805,641      129,756,727
Executive share option schemes                                                             -        1,160,653
                                                                                 -----------      -----------
Weighted average number of common shares in issue as used
   in the computation of fully diluted earnings per common share                           -      130,917,380
                                                                                 ===========      ===========

Three months ended March 31                                                             1996             1995
                                                                                           $                $

Primary (loss) earnings per common share                                               (2.94)            0.21
                                                                                 ===========      ===========
Fully diluted earnings per common share                                                    -             0.21
                                                                                 ===========      ===========
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Notes

(i) A certain number of common stock equivalents resulting from executive share option schemes are anti-dilutive in the calculation of primary and fully diluted (loss) earnings per common share in 1996 and 1995.

(ii) The effect on fully diluted earnings per common share resulting from the assumed exchange of Liquid Yield Option Notes, which were issued in July 1995, is anti-dilutive in 1996. The effect on fully diluted earnings per common share resulting from the assumed conversion of convertible redeemable preference shares is anti-dilutive in 1996 and 1995.